Registration No. 333-_______

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933

HARLEY-DAVIDSON, INC.
(Exact name of registrant as specified in its charter)

Wisconsin	39-1382325
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
3700 West Juneau Avenue Milwaukee, Wisconsin	53208
(Address of principal executive offices)	(Zip Code)

Harley-Davidson, Inc. 2004 Incentive Stock Plan
(Full title of the plan)

Gail A. Lione Vice President, General Counsel and Secretary Harley-Davidson, Inc. 3700 West Juneau Avenue Milwaukee, Wisconsin 53208 (414) 342-4680
(Name, address and telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE
Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

Common Stock, $.01 par value	12,000,000 shares	$60.335(2)	$724,020,000(2)	$85,218
Preferred Share Purchase Rights	12,000,000 rights	(3)	(3)	(3)

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, this Registration Statement also covers an indeterminate number of additional shares of Common Stock (and related Preferred Stock Purchase Rights) that may become issuable as a result of stock splits, stock dividends, or similar transactions pursuant to the anti-dilution provisions of the Harley-Davidson, Inc. 2004 Incentive Stock Plan.

(2)	Estimated pursuant to Rule 457(c) under the Securities Act of 1933 solely for the purposes of calculating the registration fee based on the average of the high and low prices of Harley-Davidson, Inc. Common Stock on the New York Stock Exchange consolidated reporting system on March 10, 2005.

(3)	The value attributable to the Preferred Share Purchase Rights is reflected in the market price of the Common Stock to which the Rights are attached.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

        The document or documents containing the information specified in Part I are not required to be filed with the Securities and Exchange Commission (the “Commission”) as part of this Form S-8 Registration Statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

                  The following documents filed by Harley-Davidson, Inc. (the “Company”) with the Commission are hereby incorporated herein by reference:

                   1.     The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004.

                   2.     The description of the Company’s Common Stock contained in Item 4 of the Registration of Securities of Certain Successor Issuers on Form 8-B, dated June 21, 1991 (File No. 1-8193), including any amendment or report filed for the purpose of updating such description.

                   3.     The description of the Company’s Preferred Share Purchase Rights contained in the Registration Statement on Form 8-A of Harley-Davidson, Inc. dated as of February 18, 2000 (Commission File No. 1-9183), including any amendment or report filed for the purpose of updating such description.

                  All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, after the date of filing of this Registration Statement and prior to such time as the Company files a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

                  The Harley-Davidson, Inc. 2004 Incentive Stock Plan (the “Plan”) provides that, in addition to such other rights of indemnification as they may have as members of the Board of Directors of the Company (the “Board”), or the Human Resources Committee of the Board (the “Committee”), the members of the Committee and the Board shall be indemnified by the Company against all costs and expenses reasonably incurred by them in connection with any action, suit or proceeding to which they or any of them may be party by reason of any action taken or failure to act in connection with the Plan or any award under the Plan and against all amounts paid by them in settlement thereof (provided such settlement is approved by independent legal counsel selected by the Company) or paid by them in satisfaction of a judgment in any such action, suit or proceeding, except a judgment based upon a finding of bad faith; provided that upon the institution of any such action, suit or proceeding a Committee or Board member shall, in writing, give the Company notice thereof and an opportunity, at its own expense, to handle and defend the same before such Committee or Board member undertakes to handle and defend it on such member’s own behalf.

                  Article V of the Company’s By-Laws, as amended, requires that the Company shall, to the fullest extent permitted or required by Sections 180.0850 to 180.0859, inclusive, of the Wisconsin Business Corporation Law, including any amendments thereto (but in the case of any such amendment, only to the extent such amendment permits or requires the corporation to provide broader indemnification rights than prior to such amendment), indemnify its Directors and Officers against any and all liabilities, and pay or reimburse any and all properly documented reasonable expenses, incurred thereby in any proceedings to which any such Director or Officer is a party because he or she is or was a Director or Officer of the Company. The Company shall also indemnify an employee who is not a Director or Officer, to the extent that the employee has been successful on the merits or otherwise in defense of a proceeding, for all expenses incurred in the proceeding if the employee was a party because he or she is or was an employee of the Company. The rights to indemnification granted under the By-Laws, as amended, shall not be deemed exclusive of any other rights to indemnification against liabilities or the allowance of expenses which a Director, Officer or employee (or such other person) may be entitled under any written agreement, Board resolution, vote of shareholders of the Company, the Wisconsin Business Corporation Law or otherwise. The Company may, but shall not be required to, supplement the foregoing rights to indemnification against liabilities and allowance of expenses under this paragraph by the purchase of insurance on behalf of any one or more of such Directors, Officers or employees, whether or not the Company would be required or permitted to indemnify or allow expenses to such Director, Officer or employee. All capitalized terms used in this paragraph and not otherwise defined herein shall have the meaning set forth in Section 180.0850 of the Wisconsin Business Corporation Law.

                  The indemnification provided by the Wisconsin Business Corporation Law and the Company’s By-Laws, as amended, is not exclusive of any other rights to which a Director or Officer of the Company may be entitled. The general effect of the foregoing provisions may be to reduce the circumstances in which an officer or director may be required to bear the economic burden of the foregoing liabilities and expense.

                  The Company maintains a liability insurance policy for its directors and officers as permitted by Wisconsin law which may extend to, among other things, liability arising under the Securities Act of 1933, as amended.

Item 7.	Exemption from Registration Claimed.

Not Applicable.

Item 8.	Exhibits.

                  The exhibits filed herewith or incorporated herein by reference are set forth in the attached Exhibit Index.

Item 9.	Undertakings.

                  (a)     The undersigned Registrant hereby undertakes:

                            (1)     To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended, that are incorporated by reference in the Registration Statement.

                            (2)     That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                            (3)     To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                  (b)     The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (c)     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Milwaukee, State of Wisconsin, on March 17, 2005.

HARLEY-DAVIDSON, INC.
By:	/s/ Jeffrey L. Bleustein
Jeffrey L. Bleustein Chairman and Chief Executive Officer

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below as of March 17, 2005, by the following persons in the capacities indicated. Each person whose signature appears below constitutes and appoints James M. Brostowitz, James L. Ziemer and Gail A. Lione, and each of them individually, his or her attorneys-in-fact and agents, with full power of substitution and resubstitution for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to the Registration Statement and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Signatures	Title
/s/ Jeffrey L. Bleustein	Chairman, Chief Executive Officer and
Jeffrey L. Bleustein	Director (Principal Executive Officer)
/s/ James L. Ziemer	Vice President, Chief Financial Officer
James L. Ziemer	and Director (Principal Financial Officer)
/s/ James M. Brostowitz	Vice President and Treasurer
James M. Brostowitz	(Principal Accounting Officer)

Signatures	Title
/s/ Barry K. Allen	Director
Barry K. Allen
/s/ Richard I. Beattie	Director
Richard I. Beattie
/s/ George H. Conrades	Director
George H. Conrades
/s/ Donald A. James	Director
Donald A. James
/s/ Sara L. Levinson	Director
Sara L. Levinson
/s/ George L. Miles, Jr.	Director
George L. Miles, Jr.
/s/ James A. Norling	Director
James A. Norling
/s/ Judson C. Green	Director
Judson C. Green

EXHIBIT INDEX

Harley-Davidson, Inc. 2004 Incentive Stock Plan

Exhibit No.	Exhibit

(4.1)	Harley-Davidson, Inc. 2004 Incentive Stock Plan. [Incorporated by reference to Exhibit 10.1 to Harley-Davidson, Inc.‘s Quarterly Report on Form 10-Q for the quarter ended March 28, 2004 (Commission File No. 1-9183)]

(4.2)	Rights Agreement, dated as of February 17, 2000, between Harley-Davidson, Inc. and Computershare Investor Services, LLC (as successor trustee to Firstar Bank, N.A.). [Incorporated by reference to Exhibit (4.1) to the Registration Statement on Form 8-A of Harley-Davidson, Inc. dated as of February 18, 2000 (Commission File No. 1-9183)]

(5)	Opinion of Foley & Lardner LLP

(23.1)	Consent of independent registered public accounting firm

(23.2)	Consent of Foley & Lardner LLP (contained in Exhibit (5) hereto)